EXHIBIT 10.9 - CORPORATE HEADQUARTERS LEASE AGREEMENT

LEASE AGREEMENT

This (“Lease”) is made as of this, the 1st day of February, 2006, between Hazenfield LLC a(n) OHIO Limited liability Company whose address is 4120 Airport Rd Cincinnati Ohio 45226 (“Landlord”), and Info-Hold, Inc , a(n) Ohio Corporation whose address is 4120 Airport rd Cincinnati Ohio 45226 (“Tenant”).

1. PREMISES. Landlord hereby leases to Tenant, upon the terms and conditions set forth below, the premises located at 4120 Airport rd Cincinnati Ohio 45226 (the “Premises”).

2. TERM. The term of this Lease shall be one (1) years, commencing on February 1ST , 2006 (the “Commencement Date”), and ending on January 30th 2007, unless earlier terminated in accordance with the terms hereof. Landlord shall deliver possession of the Premises to Tenant as of the Commencement Date.

3. RENT. Tenant shall pay the Monthly lease amount to 3,250.00 for the initial term of the lease Monthly installments of such rent in the amounts of $3,250.00 shall be due and payable on the first day of each month of the term, commencing on the Commencement Date. In addition a fee of 1,500.00 for the sub lease of space to Konkord USA, which provides services to the Tenant as “Trade services of Computer services and equipment”

4. USE. Tenant may use the Premises for any lawful purpose.

5. TAXES. Real estate taxes and assessments on the Premises shall be paid by Landlord.

6. UTILITIES. During the term of this Lease, Tenant shall obtain and pay for all sewer, water, electric, heat, trash removal and other utility services furnished to or consumed on the Premises.

7. INSURANCE. Landlord shall maintain insurance on the Premises, in an amount and scope as to be determined by the parties to this Lease. And tenant will also obtain tenants insurance to cover its assets.

8. MAINTENANCE. During the term hereof, Landlord shall at its cost and expense maintain in good condition and repair, the interior and exterior of the Premises, all structural portions of the Premises, including, without limitation, the roof, weight bearing walls and columns, footings, foundations and structural floors; and shall, at its expense, provide maintenance of the water, gas and electrical fixtures, replace all broken glass, make repairs to any plumbing or electrical lines within the Premises, and replace all lost or broken keys. landlord shall keep the lawns, yards, sidewalks and drives on or about the Premises in a clean, sightly, and sanitary condition and free of ice and snow. Landlord shall keep all lawns and shrubbery at all times in a neat and presentable condition. Landlord acknowledges that it is responsible for making all repairs, replacements and renewals of the Premises during the term hereof, whether structural or non-structural, foreseen or unforeseen, ordinary or extraordinary, interior or exterior, necessary to put or maintain the Premises in good condition and repair.

9. NOTICES. All notices required or permitted by this Lease shall be in writing and shall be addressed to the parties at their addresses first set forth above, or at such other address as either party may provide by giving written notice to the other. Any notice shall be effective on the earlier of (a) actual receipt thereof or (b) 3 days after the same is sent by certified mail, postage prepaid, addressed as set forth above.

10. DEFAULT. The following shall constitute a default hereunder:

(1)

(2)
If Tenant or Landlord defaults in the performance of any covenant or condition of this Lease not involving the payment of money, for a period of thirty (30) days after service of written notice thereof, then, the non-defaulting party may exercise any and all legal remedies available at law or in equity, all such remedies being cumulative, provided that if such default cannot reasonably be cured within thirty (30) days, then so long as the party obligated to cure such default has diligently commenced such cure, then such party shall have a reasonable time in excess of thirty (30) days to complete such cure.

11. ASSIGNMENT AND SUBLETTING. Tenant may not assign this Lease in whole or in part or sublet all or any part of the Premises unless Landlord has given its prior written consent. Tenant may not mortgage, hypothecate or pledge any interest in this Lease or the Premises. Landlord shall have the absolute right, without consent from or notice to Tenant, to assign this Lease or sell or transfer the Premises, or any portion thereof.

12.  EXPIRATION. Upon the expiration or earlier termination of this Lease, Tenant shall surrender to Landlord the Premises in good condition and repair, ordinary wear and tear, action by the elements, fire, other casualty, depreciation, condemnation, or appropriation excepted. Any damage caused by the removal of Tenant’s trade fixtures and personalty shall be repaired by Tenant at its expense.

13. BROKERAGE. The parties hereto represent and warrant to each other that they have not dealt with any broker, consultant, finder or like agent who might be entitled to compensation in connection with the transactions contemplated hereby.

14.  MISCELLANEOUS. This Lease is the entire agreement of the parties and supersedes any prior negotiations. This Lease shall be binding upon and inure to the benefit of the parties and their successors and assigns. No waiver of any provisions of this Lease shall be effective unless in writing, and no waiver on one occasion shall constitute a waiver on any further occasion. The provisions of this Lease shall be severable and the invalidity of one provision shall not affect any others. Tenant shall have and enjoy under this Lease the quiet and undisturbed possession of the Premises. The interpretation and enforcement of this Lease shall be governed by the law of Ohio.

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WITNESS the execution hereof as of the date first written above.

LANDLORD: Hazenfield LLC a(n) Ohio Limited liability Company By: s/s Joey C Hazenfield President 4120 Airport Rd Cincinnati Ohio 45226
TENANT: Info-Hold, Inc ___________________________________ a(n) Delaware Corporation By: s/s Joey C Hazenfield -President /CEO 4120 Airport Rd Cincinnati Ohio 45226